Exhibit 2.3

AMENDMENT NO. 2

TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 15, 2009 by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Buyer”), WEINMAN GEOSCIENCE,  INC., a Texas corporation (the “Seller”), WGI Sub, LLC, a Texas limited liability company (“Sub”), Barry L. Weinman, an individual resident in Collin County, Texas (“Weinman”), and Jane L. Weinman, an individual resident in Collin County, Texas (together with Weinman, the “Shareholders,” and together with the Buyer, the Seller and the Sub, each a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties have previously entered into that certain Asset Purchase Agreement dated June 5, 2008 (as amended by Amendment No. 1 to Asset Purchase Agreement dated as of May 5, 2009, the “Original Agreement”).

WHEREAS, the Parties desire to amend the Original Agreement (as amended by this Amendment, the “Agreement”) in the manner and on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENT

1.1          Amendment.

(a)                                  Article I (Definitions) of the Original Agreement is hereby amended by adding the definitions set forth below, in correct alphabetical order:

“‘Dispose’ means to sell, assign, transfer, pledge, distribute, hypothecate, encumber or dispose in any manner, whether voluntary, involuntary, directly or indirectly.

‘Preferred Stock’ means shares of Series “A” Convertible Preferred Stock, par value $0.01 per share, of the Buyer.”

(b)                                 Section 3.3 of the Original Agreement is hereby amended by restating “(the “Notes”)” in the eighth line thereof as “(such notes, as amended, restated, replaced or modified from time to time, the “Notes”).

(c)                                  The third sentence of Section 3.4(a) of the Original Agreement is hereby amended and restated as follows:

“The ‘Earnout Amount’ shall be equal to (x) if the average of the two Annual Earnout EBITDAs of the Business during the Earnout Period is less than $3.6975 million, zero, or (y) if the average of the two Annual Earnout EBITDAs of the Business during the Earnout Period is equal to or greater than $3.6975 million, the lesser of (i)(A) 6.465 times the average of the two Annual Earnout EBITDAs of the Business during the Earnout Period, less (B) Twenty Two Million and No/100 Dollars ($22,000,000), and (ii) Ten Million and No/100 Dollars ($10,000,000).”

(d)                                 Section 3.5(a) of the Original Agreement is hereby amended and restated as follows:

“(a)        Intentionally Omitted.”

(e)                                  Section 3.5(b) of the Original Agreement is hereby amended and restated as follows:

“(b)         Upon the Qualified Departure of any Key Employee (x) prior to December 31, 2009, Sub will forfeit a number of shares of Preferred Stock equal to (A) the departing Key Employee’s Individual Share times (B) 361,545, and (y) on or after December 31, 2009 but prior to December 31, 2010, Sub will forfeit a number of shares of Preferred Stock equal to (A) the departing Key Employee’s Individual Share times (B) 180,772.”

(f)                                    Section 3.5(c) of the Original Amendment is hereby amended and restated as follows:

“(c)         Prior to December 31, 2009, Sub shall not Dispose of any shares of Preferred Stock issued to Sub in connection with the partial repayment of the Sub Note.  On or after December 31, 2009, Sub may Dispose of up to 180,772 shares of Preferred Stock issued to Sub in connection with the partial repayment of the Sub Note.   On or after December 31, 2010, Sub may Dispose of all shares of Preferred Stock held by Sub. The shares of Preferred Stock issued and delivered to Sub in connection with the partial repayment of the Sub Note are subject to satisfaction of Section 3.5(b) of this Agreement and any shares of Preferred Stock forfeited pursuant to Section 3.5(b) of this Agreement shall be returned to, and deemed to not have been issued by, the Buyer.”

(g)                                 Section 8.6(a) of the Original Agreement is hereby amended and restated as follows:

“(a)         Any amounts owed to the Buyer for indemnity hereunder may be paid at the option of Seller in any one or more of the following forms: (a) in cash, (b) by pro rata offset against the Notes, (c) by delivery of shares of Common Stock, which for this purpose will each be valued at the average closing price per share on the principal exchange on which such shares of Common Stock are then trading for the twenty (20) trading days immediately preceding the date of delivery of such shares of Common Stock, or (d) by delivery of shares of Preferred Stock, which for this purpose will be valued at $12.17 per share.”

(h)                                 Clauses (d) and (j) of Schedule 1.1A of the Original Agreement are hereby amended as follows:

“(d)     plus fees and expenses of accountants and attorneys associated with this Agreement, any amendment to this Agreement, or any other agreement, instrument or document executed or made in connection with this

Agreement, and other transaction costs associated with the consummation of this Agreement, any amendment to this Agreement, or any other agreement, instrument or document executed or made in connection with this Agreement.”

“(j)    plus interest expenses (including interest expense attributable to the Notes) and all other related costs of borrowing, except for capital charges described in item (l) below.”

ARTICLE II

MISCELLANEOUS

2.1          Entire Agreement.  This Amendment, together with the Original Agreement (as amended by this Amendment), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

2.2          Amendments and Waiver; Rights and Remedies.  This Amendment may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the Parties.

2.3          Governing Law; Jurisdiction.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

2.4          Binding Effect; Assignment.  This Amendment and all the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Amendment shall not be assignable by any Party without the express prior written consent of all other Parties and, in the event of an attempted assignment by one Party to this Amendment without the express prior written consent of all other Parties, such attempted assignment shall be void and without effect.

2.5          Headings.  Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Amendment or any provision hereof.

2.6          Counterparts.  This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

2.7          Expenses.  On the date hereof, Buyer shall reimburse Weinman for the reasonable fees and expenses of accountants and attorneys associated with this Amendment, any prior amendment to the Agreement, or any other agreement, instrument or document executed or made in connection with this Amendment or any prior amendment to the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the date first written above.

SELLER

Weinman GeoScience, Inc.

By:
Barry L. Weinman
President and Chief Executive Officer

SUB

WGI Sub, LLC

By:
Barry L. Weinman
Manager

BUYER

Global Geophysical Services, Inc.

By:
P. Matthew Verghese
Senior Vice President &
Chief Financial Officer

SHAREHOLDERS

Barry L. Weinman

Jane L. Weinman

Signature Page

Amendment No.2 to Asset Purchase Agreement